Exhibit 5.1

Avocats	Linklaters LLP 35 Avenue John F. Kennedy P.O. Box 1107 L-1011 Luxembourg Telephone (352) 26 08 1 Facsimile (352) 26 08 88 88 manfred.muller@linklaters.com
Arrival 1, rue Peternelchen L-2370 Howald Grand Duchy of Luxembourg (the “Addressee”)
16 November 2021

1	Introduction

We have acted as Luxembourg legal advisers to Arrival (formerly named Arrival Group), a company incorporated under the laws of the Grand Duchy of Luxembourg as a société anonyme with its registered office at 1, rue Peternelchen, L-2370 Howald, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies under number B 248209 in connection with the Registration Statement on Form-F-1 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, relating to the offering (the “Offering”) by the Company of new ordinary shares with a nominal value of EUR 0.10 per ordinary share (which number may be increased if the underwriters exercise their option to purchase additional Shares (as defined thereafter) from the Company (the “Shares”).

2	Scope of Inquiry

For the purpose of this opinion, we have reviewed the following documents:

2.1	a copy of the draft Registration Statement;

2.2	a copy of the articles of association of the Company as of 29 July 2021 (the “Articles”);

2.3	a copy of the written resolutions of all the directors of Company (the “Directors” or “Board of Directors”) dated 12 November 2021 approving, inter alia, the Offering (the “Board Resolutions”);

This communication is confidential and may be privileged or otherwise protected by work product immunity.

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2.4

an excerpt of the Luxembourg Register of Commerce and Companies dated 15 November 2021 obtained from the online services of the Luxembourg Business Registers’ official website pertaining to the Company (the “Excerpt”); and

2.5

a certificate of non-inscription of judicial decisions dated 15 November 2021 obtained from the online services of the Luxembourg Business Registers’ official website pertaining to the Company (the “Certificate”).

The documents under paragraph 2.1 to 2.5 being hereafter referred to as the “Documents”.

3	Assumptions

For the purpose of this opinion, we have assumed, and we have not verified independently, the following:

3.1

that each signature (whether manuscript or electronic) is the genuine signature of the individual concerned and was affixed or inserted by such individual concerned or authorised to be inserted in the relevant document by the individual concerned;

3.2	that copy documents, drafts or the forms of documents provided to us are true copies of, or in the final form of, the originals;

3.3	the legal capacity and legal right under all relevant laws and regulations of all individuals signing the Documents or who give information on which we rely;

3.4

that all authorisations and consents of any country (other than Luxembourg) which may be required in connection with (i) the Offering and other documents in respect thereof and (ii) the publication of the Registration Statement, have been or will be obtained;

3.5	that the Articles have not been amended since 29 July 2021 and remain in full force and effect without modification;

3.6	that the Excerpt is correct, complete and up-to-date;

3.7	that the Certificate is correct, complete and up-to-date;

3.8

that the Board Resolutions are true records of the proceedings described therein in a duly convened, constituted and quorate meeting, and the resolutions set out therein were validly passed and remain in full force and effect without modification;

3.9	that there have been no amendments to or termination or replacement of any of the Documents;

3.10	that the Company derives an economic and commercial benefit (intérêt social) from the Offering;

3.11	that there are no provisions of the laws of any jurisdiction outside Luxembourg which would have a negative impact on the opinions we express in this legal opinion;

3.12

that the Shares will be offered to the public in circumstances where the obligation to publish a prospectus in accordance with Regulation (EU) 2017/1129 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, as amended does not apply as set out in the Registration Statement;

3.13

that the Company has its central administration, within the meaning of the Luxembourg law of 10 August 1915 on commercial companies, as amended and the centre of its main interests, within the meaning of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast), in Luxembourg;

3.14	that the Company complies with the provisions of the Luxembourg act dated 31 May 1999 concerning the domiciliation of companies, as amended; and

3.15	that the Board of Directors has not passed and shall not pass any resolutions that impose transfer or selling restrictions on the Shares.

4	Opinion

Based on the documents referred to in paragraph 2 above, subject to the assumptions made in paragraph 3 and to the qualifications made in paragraph 5 and to any matters or documents not disclosed to us, we are of the following opinion:

4.1	The Company is a public limited liability company (société anonyme) and has been incorporated for an unlimited duration and is validly existing under the laws of Luxembourg.

4.2

The Shares, if and when issued and paid for in accordance with the Articles, the Board Resolutions and Luxembourg law, will be validly issued, fully paid as to their nominal value and non-assessable (as this term is defined under the laws of the State of New-York, meaning that the holder of such shares shall not be liable, solely because of his or her shareholder status, for additional payments to the Company or the Company’s creditors).

5	Qualifications

The above opinions are subject to the following qualifications:

5.1

This opinion is subject to any limitations arising from bankruptcy, insolvency, liquidation, moratorium, controlled management, general settlement with creditors, recovery, resolution, reorganisation and other laws of general application relating to or affecting the rights of creditors.

5.2

Our opinion that the Company exists is based on the Articles, the Excerpt and the Certificate. It should be noted that the analysis of the Excerpt is not capable of revealing conclusively whether or not a winding up petition has been presented because notice of a winding up order or winding up resolution passed may not be filed immediately with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés à Luxembourg). It should be also noted that the Certificate is not capable of revealing conclusively whether or not a winding up or administration petition or order has been presented or made, a receiver appointed, an arrangement with creditors proposed or approved or any other insolvency proceeding commenced in relation to the Company, as the case may be. Under Luxembourg law, the clerk’s office of the Luxembourg District Court (Tribunal d’arrondissement de et à Luxembourg), sitting in collective proceedings has a statutory (one-month) period to officially inform the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés à Luxembourg) of the opening of such proceedings.

5.3

We do not express any opinion as to whether the Registration Statement is accurate, true, correct, complete or not misleading. In particular, and without limitation to the foregoing, we express no opinion on whether the Registration Statement provides sufficient information for investors to reach an informed assessment of the Company, any companies within the Company’s consolidation perimeter (if applicable) and the Shares.

5.4	We do not express any opinion as to (i) the Luxembourg law of 13 January 2019 creating a Register of economic beneficiaries, as amended, and related regulations and circulars or (ii) Regulation (EU)

2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, as amended (GDPR) and its delegated and/or national implementing legislation.

5.5

We do not express any opinion as to tax, accounting and regulatory matters, including but without limitation, (i) Regulation (EU) 648/2012 of the European Parliament and of the Council of 4 July 2012 on OTC derivatives, central counterparties and trade repositories, as amended (EMIR), (ii) Regulation (EU) 600/2014 of the European Parliament and of the Council of 15 May 2014 on markets in financial instruments, as amended (MiFIR) and/or (iii) Regulation (EU) 2015/2365 of the European Parliament and of the Council of 25 November 2015 on transparency of securities financing transactions and of reuse, as amended (SFTR) and, in each case, their respective EU and/or national delegated and/or implementing legislation or regulation.

5.6

The issuance of the Shares shall require (i) a confirmation from the delegate of the Board of Directors pursuant to the Board Resolutions resolving on the issuance of the Shares under the Company’s authorized share capital (ii) an acknowledgment deed passed in front of a notary in Luxembourg recording the increase of the share capital increase of the Company by the issue of the Shares and (iii) depending on the number of Shares to be issued by the Company, resolutions taken by the shareholders of the Company at an extraordinary general meeting of shareholders of the Company, to increase the Company’s authorized share capital.

5.7

Any corporate documents relating to the Company and the publication of which is required by law are not effective (opposable) vis-à-vis third parties prior to their publication in the Luxembourg electronic platform for companies and associations (Recueil Electronique des Sociétés et Associations (RESA)), unless the relevant company proves that the relevant third party had knowledge of such documents. Third parties may however rely on such documents which have not yet been published. In relation to any transactions which have occurred before the sixteenth day following the date of publication, such documents are not effective (opposable) vis-à-vis third parties who prove that it was impossible for them to have knowledge of the relevant document.

6	Luxembourg law

6.1	This opinion is given on the basis that there will be no amendments to or termination or replacement of any of the documents, authorisations and consents referred to above.

6.2

This opinion is governed by and based upon Luxembourg laws in existence as at the date hereof and as applied by the Luxembourg courts, published and presently in effect. We undertake no responsibility to notify the Addressee of this opinion of any change in the laws of Luxembourg or their construction or application after the date of this opinion.

6.3

In this opinion, Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation arising above will be governed by Luxembourg law.

6.4	We express no opinion as to any laws other than the laws of Luxembourg.

7	Reliance

7.1	This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Shares. It may not be relied upon for any other purpose without our written consent.

We hereby consent to filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended. This Opinion is strictly limited to the matters stated in it.

Yours faithfully,

Linklaters LLP

by

/s/ Manfred Müller

Manfred Müller

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